Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CIVISTA BANCSHARES, INC.,

CIVISTA BANK,

and

THE FARMERS SAVINGS BANK

Dated as of July 10, 2025

-i-

Table of Contents

(Continued)

-ii-

Table of Contents

(Continued)

-iii-

INDEX OF DEFINED TERMS

Section

2025 Civista Offering	1.4(c)
Acquisition Agreement	8.3(b)(i)
Acquisition Proposal	6.7(g)(ii)
Acquisition Transaction	6.7(g)(iii)
Adjusted Shareholders’ Equity	1.5(a)
Agreement	Preamble
Bank Benefit Plan	3.11(a)
Bankruptcy and Equity Exception	3.3(a)
Book-Entry Civista Shares	2.3(b)
Book-Entry Farmers Share	1.4(b)
Calculation Time	1.4(a)
Cash Consideration	1.4(a)(i)
Certificate	1.4(b)
Certificate of Merger	1.2
Change in Capitalization	1.4(c)
Change in the Farmers Recommendation	6.3
Civista	Preamble
Civista Bank	Preamble
Civista Common Shares	1.4(a)(ii)
Civista Disclosure Schedule	9.11
Civista Eligible Plans	6.5(a)
Civista SEC Reports	4.5(b)
Civista Stock Plans	4.2(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Collective Bargaining Agreement	3.24
Confidential Information	6.3
Controlled Group Liability	3.11(p)(i)
Covered Employee	6.5(g)
Current Farmers D&O Policy	6.6(b)
D&O Policy	6.6(b)
Dissenting Share	1.6
Effective Time	1.2
Employees	5.2(i)
Environmental Laws	3.16(a)
Equity Minimum	1.5(b)
Equity Rights	3.2(a)
ERISA	3.11(a)
ERISA Affiliate	3.11(p)(ii)
Exchange Agent	2.1

-iv-

Index of Defined Terms

(Continued)

Section

Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(a)(ii)
Farmers	Preamble
Farmers Articles	3.1(c)
Farmers Benefit Plans	3.11(a)
Farmers Code	3.1(c)
Farmers Common Shares	1.4(a)
Farmers Disclosure Schedule	9.11
Farmers Owned Properties	3.20
Farmers Permitted Encumbrances	3.20
Farmers Real Property	3.20
Farmers Recommendation	6.3
Farmers SEP Plan	6.5(d)
Farmers Shareholder Approval	6.3
Farmers Shareholders’ Meeting	6.3
Farmers’ Financial Statements	3.6(a)
FDIC	3.1(a)
Federal Reserve	3.4
Form S-4	3.4
GAAP	1.5(a)
Governmental Entity	3.4
Holder	2.3
Indemnified Party	6.6(a)
Intellectual Property	3.19(d)(i)
IRS	3.11(b)
IT Assets	3.19(d)(ii)
Key Shareholder Shares	6.16
Key Shareholders	6.13
Knowledge	9.3
Law	3.9(b)
Lee Family	6.15
Letter of Transmittal	2.3(a)
Licensed Intellectual Property	3.19(d)(iii)
Loans	3.25(a)
Lock-Up Period	6.16
Material Adverse Effect	3.8
Material Contract	3.15(a)
Merger	Recitals
Merger Consideration	1.4(a)
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	1.4(e)
Nonqualified Deferred Compensation Plan	3.11(d)
Notice Period	6.7(d)(i)

-v-

Index of Defined Terms

(Continued)

Section

OBL	1.1
ODFI	3.4
OGCL	1.1(a)
Ohio Secretary of State	1.2
Owned Intellectual Property	3.19(d)(iv)
Person	3.15(a)
Plan Termination Date	6.5(d)
Preferred Shares	4.2(a)
Premium Cap	6.6(b)
Previously Disclosed	9.11
Proxy Statement	3.4
Qualified Plans	3.11(e)
Regulatory Agencies	3.5
Regulatory Agreement	3.14(b)
Regulatory Approvals	3.4
Representative	6.7(a)
Requisite Regulatory Approvals	7.1(e)
SEC	3.4
Securities Act	1.4(c)
SRO	3.4
Stimulus Program	3.17(o)
Stock Consideration	1.4(a)(ii)
Subsidiary	3.1(b)
Superior Proposal	6.7(g)(i)
Surviving Bank	1.1(a)
Takeover Laws	3.9(c)
Tax Return	3.11(p)(ii)
Taxes	3.11(p)(i)
Termination Fee	8.3(b)
Trade Association Benefit Plan	3.11(a)
Trade Secrets	3.19(d)(i)
Treasury Shares	1.4(a)
Voting Agreement	6.13
Voting Debt	3.2(a)
Willful Breach	8.2

-vi-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2025 (this “Agreement”), is made by and among Civista Bancshares, Inc., an Ohio corporation (“Civista”), Civista Bank, an Ohio state-chartered commercial bank (“Civista Bank”) and The Farmers Savings Bank, an Ohio state-chartered bank (“Farmers”).

RECITALS

A. The Boards of Directors of Civista, Civista Bank and Farmers have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Farmers will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Civista Bank (the “Merger”), with Civista Bank as the surviving entity in the Merger.

B. The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, in accordance with the Ohio General Corporation Law (Chapter 1701 of the Ohio Revised Code) (the “OGCL”) and Title 11 of the Ohio Revised Code (the “OBL”), at the Effective Time, Farmers shall merge with and into Civista Bank. Civista Bank shall be the continuing and surviving bank in the Merger and shall continue its existence as a state bank chartered under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of Farmers shall cease. As used in this Agreement, the term “Surviving Bank” refers to Civista Bank immediately after the Effective Time.

(b) Civista may at any time prior to the Effective Time change the method of effecting the combination of Farmers and Civista Bank (including, without limitation, the provisions of this Article I), if and to the extent Civista deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) materially adversely affect the tax consequences of the Merger to shareholders of Farmers or the tax treatment of either party pursuant to this Agreement, including cause the Merger to fail to qualify as a “reorganization” under Code Section 368(a)(1)(A) of the Code, (iii) materially impede or delay the receipt of the Requisite Regulatory Approvals or other consents and approvals required for consummation of the Merger or otherwise materially delay or impede consummation of the transactions contemplated by this Agreement, or (iv) require further approval of Farmers’ shareholders if such change is made after obtaining the Farmers Shareholder Approval.

1.2 Closing and Effective Time. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at a mutually agreeable time and place (or remotely via the electronic exchange of closing deliveries) within thirty (30) days following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (such day, the “Closing Date”). Subject to the terms and conditions of this Agreement, on or before the Closing Date, Civista Bank and Farmers shall execute and file (or cause to be executed and filed) a certificate of merger (the “Certificate of Merger”), as provided under the OGCL, with the Ohio Secretary of State (the “OSS”). The Merger shall become effective as of the date and time specified in the Certificate of Merger or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time” or “Effective Date”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL and Section 1115.11 of the OBL. By way of example and without limiting the generality of any other provision of this Article I, on and after the Effective Time, (a) title to all real property and other property owned by Farmers shall vest in the Surviving Bank, (b) all liabilities of Farmers shall be assumed by the Surviving Bank, and (c) all deposit accounts of Farmers shall be deemed issued in the name of the Surviving Bank in accordance with applicable Law.

1.4 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Civista, Civista Bank, Farmers or the holder of any of the following securities:

(a) Subject to the provisions of this Section 1.4 and Sections 1.5 and 1.6, each common share of Farmers, par value $100.00 (“Farmers Common Shares”), issued and outstanding immediately prior to the Effective Time (excluding shares of Farmers Common Shares owned by Farmers as treasury stock (“Treasury Shares”) and Dissenting Shares) shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, without interest, the following (collectively, the “Merger Consideration”):

(i) Cash, in an amount equal to the quotient obtained by dividing (A) $34,925,000 by (B) the number of Farmers Common Shares issued and outstanding immediately prior to the Effective Time (the “Cash Consideration”); and

(ii) A number of common shares, without par value, of Civista (“Civista Common Shares”) equal to the quotient obtained by dividing (A) 1,434,491 by (B) the number of Farmers Common Shares issued and outstanding immediately prior to the Effective Time (the “Exchange Ratio”) (the “Stock Consideration”).

(b) All of the Farmers Common Shares converted into the right to receive the Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Farmers Common Shares (each, a “Certificate”) and each non-certificated Farmers Common Share represented by book-entry (a “Book-Entry Farmers Share”) shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 1.4(a), (ii) cash in lieu of any fractional shares that the Farmers Common Shares represented by such Certificate or Book-Entry Share have been converted into the right to receive pursuant to Section 1.4(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.3(c).

(c) If, between the date of this Agreement and the Effective Time, the outstanding Civista Common Shares or Farmers Common Shares shall have been converted or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Change in Capitalization”), an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Farmers Common Shares the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, the offering and sale of Civista Common Shares pursuant to that certain 2025 public offering of Civista Common Shares (“2025 Civista Offering”) registered under the Securities Act of 1933, as amended (the “Securities Act”), shall not constitute a Change in Capitalization for purposes of this Section 1.4(c) and Section 5.3(b).

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Treasury Shares shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

(e) Notwithstanding anything to the contrary contained in this Agreement, no fractional Civista Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Civista Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Farmers. In lieu of the issuance of any such fractional share, Civista shall pay to each former shareholder of Farmers who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest cent, of the closing sale prices of Civista Common Shares on The Nasdaq Stock Market (the “Nasdaq”) for the five (5) consecutive full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all Farmers Common Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Civista Common Shares to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Notwithstanding anything in this Agreement to the contrary, if either of the tax opinions referred to in Section 7.2(c) or 7.3(c) cannot be rendered (as reasonably determined by Vorys, Sater, Seymour and Pease LLP or Dinsmore & Shohl LLP, respectively) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code (for the avoidance of doubt, applying the “signing date rule” of Section 1.368-1(e)(2)(i) of the Treasury Regulations), then Civista shall increase the Stock Consideration and decrease the Cash Consideration, to the minimum extent necessary to enable the relevant tax opinion to be rendered.

1.5 Farmers Adjusted Shareholders’ Equity.

(a) The Adjusted Shareholders’ Equity of Farmers shall be calculated by the parties in accordance with the provisions hereof. For purposes of this Section 1.5, “Adjusted Shareholders’ Equity” means the shareholders’ common equity of Farmers as of the end of the month immediately prior to the Effective Time (the “Calculation Time”), as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”); provided, however, that Adjusted Shareholders’ Equity shall be adjusted to (i) exclude all of the transaction-related expenses listed on Schedule 1.5 that are actually incurred or accrued by Farmers in connection with the Merger, which Schedule will be updated and agreed to by Civista and Farmers two (2) business days prior to the Closing to reflect updated amounts; (ii) reflect the decrease in the shareholders’ common equity of Farmers resulting from the payment of any dividends or distributions to shareholders of Farmers after the Calculation Time and prior to the Effective Time; (iii) reflect any adjustments to the valuation of Farmers’ investment securities portfolio in accordance with this Section 1.5(a); and (iv) reflect any reduction in loan loss reserves made prior to the Calculation Time. Prior to the Closing Date, Civista and Farmers shall cooperate in good faith to obtain a mutually agreeable market valuation of Farmer’s investment securities portfolio as of two (2) business days prior to the Closing Date, and the amount of the Adjusted Shareholders’ Equity as calculated hereunder shall be adjusted to reflect the difference between the aggregate value of Farmers’ investment securities portfolio as of the Calculation Time and the aggregate value of Farmers’ investment securities portfolio as determined by such market valuation.

(b) If the Adjusted Shareholders’ Equity of Farmers as of the Calculation Time, as calculated and determined pursuant to Section 1.5(a), is less than $56,000,000 (the “Equity Minimum”), then the amount of the Cash Consideration payable for each issued and outstanding Farmers Common Share pursuant to Section 1.4(a)(i) shall be reduced by an amount equal to (i) the amount by which the Adjusted Shareholders’ Equity of Farmers is less than the Equity Minimum divided by (ii) the aggregate number of Farmers Common Shares issued and outstanding as of the Effective Time.

(c) If the Adjusted Shareholders’ Equity of Farmers as of the Calculation Time, as calculated and determined pursuant to Section 1.5(a), is greater than the Equity Minimum, then the amount of the Cash Consideration payable for each issued and outstanding Farmers Common Share pursuant to Section 1.4(a)(i) shall be increased by an amount equal to fifty percent (50%) of (i) the amount by which the Adjusted Shareholders’ Equity of Farmers is greater than the Equity Minimum divided by (ii) the aggregate number of Farmers Common Shares issued and outstanding as of the Effective Time.

1.6 Dissenters’ Rights. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding Farmers Common Share shall properly demand and perfect dissenters’ rights with respect thereto in accordance with Section 1701.85 of the OGCL and not withdrawn or waived, dissenters’ rights with respect thereto (a “Dissenting Share”), then:

(i) Each such Dissenting Share shall nevertheless be deemed to be cancelled at the Effective Time as provided elsewhere in this Agreement, but will not be converted into the right to receive the Merger Consideration; and

(ii) Each Person who has properly exercised and perfected such dissenters’ rights shall thereafter be entitled in lieu of the Merger Consideration to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the OGCL unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the OGCL, and neither Civista nor the Surviving Bank shall be required to deliver any Merger Consideration to such person in substitution for any such Dissenting Share in accordance with this Agreement; provided, however, that, if any such person shall have failed to perfect or shall withdraw or lose such holder’s rights under Division (D) of Section 1701.85 of the OGCL, each such holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, pursuant to Section 1.4(a).

1.7 Articles of Incorporation and Code of Regulations of the Surviving Bank. The articles of incorporation of Civista Bank, as in effect immediately prior to the Effective Time, shall become and remain the articles of incorporation of the Surviving Bank until amended in accordance with applicable laws. The code of regulations of Civista Bank, as in effect immediately prior to the Effective Time, shall become and remain the code of regulations of the Surviving Bank until amended in accordance with applicable laws.

1.8 Directors and Officers of the Surviving Bank. As of the Effective Time:

(a) The directors of the Surviving Bank shall be the directors of Civista Bank immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Bank until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

(b) The officers of Surviving Bank shall be the officers of Civista Bank immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulation of the Surviving Bank.

1.9 Effect on Civista and Civista Bank Shares. Each Civista Common Share and each share of capital stock of Civista Bank issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and shall be unchanged by the Merger.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, Civista shall appoint Equiniti Trust Co. pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration. Prior to the Effective Time, Civista shall deposit, or shall cause to be deposited, the Merger Consideration with the Exchange Agent. At or prior to the Effective Time, Civista shall authorize and cause the Exchange Agent to deliver (a) an aggregate number of Civista Common Shares equal to the aggregate Stock Consideration payable in Civista Common Shares to holders of Farmers Common Shares pursuant to Section 1.4(a)(ii), (b) an amount in cash equal to (i) the aggregate Cash Consideration payable to holders of Farmers Common Shares pursuant to Section 1.4(a)(i) and (ii) to the extent then determinable, cash in an amount sufficient to pay to holders of Farmers Common Shares in lieu of fractional shares pursuant to Section 1.4(e) and (iii) together with any dividends or distributions with respect thereto payable in accordance with Section 2.3(c) (the amounts described in this clause (a) and (b), collectively, the “Exchange Fund”). The Exchange Fund will be held in trust for the holders of Farmers Common Shares until distributed to such holders pursuant to this Agreement or released and paid over to Civista pursuant to Section 2.3(f).

2.3 Exchange Procedures. Each holder of record of Farmers Common Shares (other than Treasury Shares and Dissenting Shares), whose Farmers Common Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 at the Effective Time and any cash in lieu of fractional Civista Common Shares (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to exchange such holder’s Farmers Common Shares for the Merger Consideration in accordance with the following procedures:

(a) Civista shall prepare a letter of transmittal in such form as is reasonably acceptable to Farmers and as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or evidence of Book-Entry Farmers Shares shall pass, only upon delivery of Certificate(s) or evidence of Book-Entry Farmers Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent.

(b) As promptly as practicable after the Effective Time, but in any event within five (5) business days after the Effective Time, Civista shall cause the Exchange Agent to mail to each Holder (i) a Letter of Transmittal, and (ii) instructions for use in surrendering Certificate(s) or evidence of Book-Entry Farmers Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Civista Common Shares to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled pursuant to Section 2.3(c). Holders who surrender to the Exchange Agent Certificate(s) or Book-Entry Farmers Shares, accompanied by properly completed Letters of Transmittal, after the Effective Time will receive (1) that number of non-certificated whole shares of Civista Common Shares represented by book-entry (“Book-Entry Civista Shares”) to which such Holder shall have become entitled and (2) a check representing the amount of (x) Cash Consideration such Holder shall have become entitled, (y) any cash in lieu of a fractional share which such Holder has the right to receive and (z) any dividends or distributions which the Holder thereof has the right to receive pursuant to Section 2.3(c), as determined as provided in Section 1.4, as promptly as practicable after such receipt by the Exchange Agent.

(c) No dividends or other distributions with respect to Civista Common Shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Farmers Shares with respect to the Civista Common Shares represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Farmers Shares occurs in accordance with this Article II. After the surrender of any such Certificate or Book-Entry Farmers Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole number of Civista Common Shares represented by such Certificate or Book-Entry Farmers Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole number of Civista Common Shares represented by such Certificate or Book-Entry Farmers Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Civista Common Shares issuable with respect to such Certificate or Book-Entry Farmers Shares.

(d) In the event of a transfer of ownership of a Certificate or Book-Entry Farmers Shares representing Farmers Common Shares that is not registered in the stock transfer records of Farmers, the Merger Consideration (including cash in lieu of fractional Civista Common Shares) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Farmers Shares so surrendered is registered if the Certificate or Book-Entry Farmers Shares formerly representing such Farmers Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Farmers Shares, or establish to the reasonable satisfaction of Civista that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Civista) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Farmers Common Shares such amounts as the Exchange Agent or Civista, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Civista, as the case may be, the withheld amounts shall be paid over to the appropriate Governmental Entity and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Farmers Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Civista, as the case may be.

(e) After the Effective Time, there shall be no transfers on the share transfer books of Farmers of the Farmers Common Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Farmers Common Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Farmers Shares representing such Farmers Common Shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, any cash in lieu of fractional Civista Common Shares to be issued or paid in consideration therefor and any dividends or distributions that the Holder is entitled to, in accordance with the procedures set forth in this Article II.

(f) Any portion of the Exchange Fund that remains unclaimed by the Holders as of the one-year anniversary of the Effective Time may be paid to Civista. In such event, any Holder who has not theretofore complied with this Article II shall thereafter look only to Civista with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Civista Common Shares deliverable in respect of each Farmers Common Share held by such Holder as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Civista, the Surviving Bank, Farmers, the Exchange Agent or any other Person shall be liable to any former holder of Farmers Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate (provided, that such bond requirement may be waived by Civista, in its sole discretion, if substituted with an unqualified indemnity from any Farmers shareholder owning five (5) or fewer Farmers Common Shares), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement, including requirements of this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FARMERS

Except as Previously Disclosed, Farmers hereby represents and warrants to Civista as follows:

3.1 Corporate Organization.

(a) Farmers is a state-chartered bank duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Farmers has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary except where such failure would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Farmers. The deposit accounts of Farmers are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(b) Farmers (i) does not have, directly or indirectly, any Subsidiaries and (ii) does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. As used herein, the term “Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the SEC.

(c) True, complete and correct copies of the Articles of Incorporation of Farmers (the “Farmers Articles”) and the Code of Regulations of Farmers (the “Farmers Code”), as in effect as of the date of this Agreement, have been made available to Civista prior to the date hereof.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Farmers consists solely of 500 Farmers Common Shares, of which, as of the date hereof, (i) 500 Farmers Common Shares are issued and outstanding and (ii) zero (0) Treasury Shares are owned or otherwise held by Farmers. All of the issued and outstanding Farmers Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Farmers may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, Farmers does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any Farmers Common Shares, Voting Debt or any other equity securities of Farmers or any securities representing the right to purchase or otherwise receive any Farmers Common Shares, Voting Debt or other equity securities of Farmers (“Equity Rights”). As of the date hereof, no trust preferred or subordinated debt securities of Farmers are issued or outstanding.

(b) As of the date hereof, there are no contractual obligations of Farmers (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Farmers or any equity security of Farmers or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Farmers or (ii) to register Farmers Common Shares or other securities under the Securities Act. Other than the Voting Agreements, to Farmers’ Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Farmers Common Shares, other equity securities of Farmers or Equity Rights.

(c) Since December 31, 2024 through the date hereof, Farmers has not (i) issued or repurchased any Farmers Common Shares or Voting Debt or other equity securities of Farmers or Equity Rights, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Farmers capital stock or any other equity-based awards.

3.3 Authority; No Violation.

(a) Farmers has full corporate (or similar) power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Farmers Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Farmers. The Board of Directors of Farmers has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Farmers and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Farmers’ shareholders for approval at a duly held Farmers Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby at the Farmers Shareholders’ Meeting, no other corporate proceedings on the part of Farmers are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Farmers and (assuming due authorization, execution and delivery by Civista and Civista Bank) constitutes the valid and binding obligations of Farmers, enforceable against Farmers in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Farmers, nor the consummation by Farmers of the transactions contemplated hereby, nor compliance by Farmers with any of the terms or provisions of this Agreement, will (i) violate any provision of the Farmers Articles or the Farmers Code or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Farmers or any of its respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Farmers under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Farmers is a party or by which it or any of its respective properties or assets is bound, except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Farmers.

3.4 Consents and Approvals. Except for (a) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (b) the filing of required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Ohio Division of Financial Institutions (the “ODFI”) and any other federal or state banking agency, other regulatory, self-regulatory or enforcement authorities, or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (a) and (b), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (a), the “Regulatory Approvals”), (c) the filing with the SEC of a proxy statement in definitive form relating to the Farmers Shareholders’ Meeting (including any amendments or supplements thereto, the “Proxy Statement”) as part of Civista’s registration statement on Form S-4, and any amendment thereto (or such other applicable form) (the “Form S-4”), and declaration of effectiveness of the Form S-4, and (d) the filing of the Certificate of Merger with the OSS, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Farmers of the Merger and the other transactions contemplated by this Agreement. Except as otherwise set forth herein, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Farmers of this Agreement.

3.5 Reports. Farmers has timely filed all reports and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with (a) the ODFI, (b) the FDIC, (c) any other federal or state regulatory authority, and (d) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2021, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and Farmers has paid all fees and assessments due and payable in connection therewith.

3.6 Financial Statements.

(a) Farmers has delivered to Civista (a) unaudited financial statements for each of the fiscal years ended December 31, 2022, 2023 and 2024, consisting of balance sheets and the related statements of income for the fiscal years ended on such date, and (b) unaudited financial statements for the interim period ended May 31, 2025, consisting of balance sheets and the related statements of income (collectively, “Farmers’ Financial Statements”). Farmers’ Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of Farmers as of the dates thereof and the results of operations for the periods indicated, except in the case of the interim financial statements, normal year-end adjustments and the absence of notes thereto.

(b) Farmers has not incurred any liabilities of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the Farmers’ Financial Statements or disclosed in a footnote thereto, (ii) incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2024, (iii) which are not material individually or in the aggregate, (iv) incurred in connection with this Agreement and the transactions contemplated hereby, or (v) as Previously Disclosed.

3.7 Broker’s Fees. Neither Farmers nor any of its officers, directors, employees or agents has employed or engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than Janney Montgomery Scott LLC pursuant to a letter agreement, a true and complete copy of which has been made available to Civista.

3.8 Absence of Changes. Since December 31, 2024, (a) Farmers has conducted its business only in the ordinary course of business consistent with past practice, and (b) no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Farmers. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the ability of such party to timely consummate the transactions contemplated by this Agreement or (ii) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to clause (ii), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements applicable to banks or their holding companies generally,

(B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war (declared or undeclared) or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in general economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) or other changes, events or developments, after the date hereof, that affect banks or their holding companies generally, (D) the public disclosure of the execution of this Agreement and compliance with this Agreement (including any effect on a party’s relationships with its customers or employees), or (E) actions or omissions taken with the prior written consent of the other party to this Agreement except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate).

3.9 Compliance with Applicable Law.

(a) Farmers holds, and since December 31, 2021 has at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of its businesses and ownership of its properties, rights and assets under and pursuant to applicable Law (and has paid all fees and assessments due and payable in connection therewith) except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Farmers, and, to Farmers’ Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Farmers is in compliance, and since December 31, 2021, has complied with in all material respects, and is not in default or violation in any material respect of, (i) any applicable Law, including, without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, and Sections 23A and 23B of the Federal Reserve Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information. For purposes of this Agreement, “Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, order, or undertaking to or agreement with any Governmental Entity.

(c) Farmers has not received, since December 31, 2021, any notification or communication in writing or, to Farmers’ Knowledge, orally, from any Governmental Entity asserting that Farmers is not in compliance with any Laws which such Governmental Entity enforces.

(d) Farmers does not engage in any trust business, nor does it administer or maintain accounts for which it acts as fiduciary, including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

3.10 State Takeover Laws. The Board of Directors of Farmers has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions any applicable provisions of any takeover Laws under applicable Law, including any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under applicable Law or the Farmers Articles (collectively, the “Takeover Laws”).

3.11 Farmers Benefit Plans.

(a) Section 3.11(a) of the Farmers Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all bonus, stock option, stock appreciation right, phantom equity, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention, vacation, paid time off, welfare, fringe-benefit agreement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Farmers or any of its respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Farmers or any of its respective ERISA Affiliates or for which Farmers could otherwise have any current or future material liability or material obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed on Section 3.11(a) of the Farmers Disclosure Schedule, collectively, the “Farmers Benefit Plans”). Section 3.11(a) of the Farmers Disclosure Schedule designates (i) the Farmers Benefit Plans that are sponsored by Farmers (each, a “Bank Benefit Plan”) and (ii) the Farmers Benefit Plans that are sponsored by a trade association of which Farmers is a member (each, a “Trade Association Benefit Plan”).

(b) Farmers has made available to Civista true, correct and complete copies of the following (as applicable) with respect to each Farmers Benefit Plan (to the extent made available to Farmers with respect to each Trade Association Benefit Plan): (i) the written document evidencing such Farmers Benefit Plan or, if such Farmers Benefit Plan is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements thereto, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, (iv) the most recently prepared actuarial report or financial statement, if any, (v) the most recent summary plan description, if any (or other descriptions of such Farmers Benefit Plan provided to Employees) and all modifications thereto, (vi) all material correspondence between Farmers and the Department of Labor or the IRS, (vii) the most recent nondiscrimination tests performed under ERISA and the Code, (viii) all contracts with third-party administrators, compensation consultants and other service providers that related thereto, and (ix) any related trust agreements, insurance contracts or documents of any other funding arrangements relating thereto. Except as specifically provided in the foregoing documents delivered or made available to Civista, there are no amendments to any Bank Benefit Plans that have been adopted or approved nor has Farmers undertaken to make any such amendments or to adopt or approve any new Farmers Benefit Plans. No Bank Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Except as set forth on Section 3.11(c) of the Farmers Disclosure Schedule, to Farmers’ Knowledge, (i) each Bank Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) the Farmers SEP Plan (as defined in Section 6.5(d)) complies with all applicable Laws. Except as set forth on Section 3.11(c) of the Farmers Disclosure Schedule, during the six years preceding the date of this Agreement, Farmers has not taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Bank Benefit Plan, and, to Farmers’ Knowledge, no plan defect exists with respect to a Bank Benefit Plan that would qualify for correction under any such program.

(d) Except as set forth on Section 3.11(d) of the Farmers Disclosure Schedule, to Farmers’ Knowledge, each Bank Benefit Plan that is a “nonqualified deferred compensation plan” as defined in and subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code and all applicable regulatory guidance thereunder (including, but not limited to, Treasury Regulations). No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e) Section 3.11(e) of the Farmers Disclosure Schedule identifies each Bank Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked or threatened to be revoked, and, to Farmers’ Knowledge, no circumstances or events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Bank Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f) None of Farmers nor any of its respective ERISA Affiliates has, at any time, contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of Farmers nor any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of Farmers nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan.

(g) Except as set forth on Section 3.11(g) of the Farmers Disclosure Schedule, Farmers does not sponsor, has not sponsored nor does it have any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state law. Farmers has reserved the right to amend, terminate or modify at any time all Bank Benefit Plans providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Farmers’ right to amend, terminate or modify any such benefits.

(h) All contributions required to be made by Farmers to any Farmers Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable by Farmers with respect to insurance policies funding any Farmers Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Farmers.

(i) Except as set forth on Section 3.11(i) of the Farmers Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Farmers, or result in any limitation on the right of Farmers to amend, merge, terminate or receive a reversion of assets from any Bank Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Farmers in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Farmers Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability (as hereinafter defined) that would be a material liability of Farmers or any of its ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Farmers nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k) None of Farmers nor any of its respective ERISA Affiliates or, to Farmers’ Knowledge, any Person now or previously employed by Farmers, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Bank Benefit Plans or their related trusts, Farmers, any of its respective ERISA Affiliates or any Person that Farmers has an obligation to indemnify with respect to such prohibited transaction, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or, to Farmers’ Knowledge, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to Farmers’ Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Bank Benefit Plans, any fiduciaries thereof with respect to their duties to the Bank Benefit Plans or the assets of any of the trusts under any of the Bank Benefit Plans which could reasonably be expected to result in any material liability of Farmers to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Farmers Benefit Plan, or any other party.

(m) Each individual who renders services to Farmers who is classified by Farmers as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Farmers Benefit Plans) is properly so characterized.

(n) Except as set forth on Section 3.11(n) of the Farmers Disclosure Schedule, no deduction of any amount payable pursuant to the terms of any Farmers Benefit Plan has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(o) At all times since January 1, 2015, Farmers has not employed more than 50 full time equivalent employees.

(p) Definitions.

(i) “Controlled Group Liability” means any liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign Laws.

(ii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.]

3.12 Approvals. As of the date of this Agreement, to Farmers’ Knowledge, there is no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Farmers has received the opinion of Janney Montgomery Scott LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Farmers Common Shares.

3.14 Legal Proceedings and Regulatory Agreements.

(a) There is no legal, administrative, arbitral or other proceedings, claims, actions, suits, or investigations of any nature that are pending or, to Farmers’ Knowledge, threatened in against or affecting Farmers or any of the current or former directors or executive officers of Farmers in their capacities as such (and Farmers is not aware of any basis for any such proceeding, claim, action, suit or investigation) (i) that involves a Governmental Entity, (ii) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Farmers that, individually or in the aggregate, is (A) material to or is reasonably likely to result in a material restriction on its businesses, or (iii) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Farmers or the assets of Farmers.

(b) Farmers is not party to or otherwise subject to any cease-and-desist or other order or enforcement action, any written agreement, consent agreement or memorandum of understanding, any commitment letter or similar undertaking, or any order or directive with or from any Governmental Entity, including any of the foregoing that (i) restricts the conduct of its business, or (ii) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated banks (each item in this sentence, whether or not set forth on the Farmers Disclosure Schedule, a “Regulatory Agreement”), nor has Farmers been advised in writing since December 31, 2021 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement; provided that notwithstanding the forgoing, Farmers shall not be required under this Section 3.14(b) or otherwise to disclose any information deemed to be Confidential Supervisory Information (as such term is defined in 12 C.F.R. § 261.2), and failure to disclose such information shall not be deemed a breach of this agreement or actionable under Section 8.1(d).

3.15 Material Contracts.

(a) Except as set forth on Section 3.15 of the Farmers Disclosure Schedule, Farmers is not a party to, bound by or subject to any of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”): (i) any employment, severance, termination, consulting, or retirement contract with any current or former director, officer or employee of Farmers, (ii) any contract relating to the borrowing of money by Farmers or the guarantee by Farmers of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of Farmers and ordinary course trade payables not past due), (iii) any contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of Farmers (including, following consummation of the transactions contemplated hereby, Civista, the Surviving Bank or any of their affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Farmers (including, following consummation of the transactions contemplated hereby, Civista, the Surviving Bank or any of their affiliates) is or could be conducted, (iv) any contract not terminable by Farmers, without penalty or other incremental expense, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Farmers (other than contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual contract not in excess of $50,000 or involving Loans, borrowings or guarantees originated or purchased by Farmers in the ordinary course of business consistent with past practice), (v) any contract not terminable by Farmers without penalty or other incremental expense, with less than 90 days’ notice which obligates Farmers (or, following the consummation of the Merger, Civista, the Surviving Bank or any of their affiliates) to conduct business with any third party on an exclusive or preferential basis, (vi) any contract not terminable by Farmers without penalty or other incremental expense, with less than 90 days’ notice which requires referrals of business or requires Farmers to make available investment opportunities to any Person on a priority or exclusive basis, (vii) any contract not terminable by Farmers without penalty or other incremental expense, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Farmers, (viii) any contract pursuant to which Farmers has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (ix) any contract pursuant to which Farmers has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (x) any contract which relates to any material Owned Intellectual Property of or used by Farmers, (xi) any contract between Farmers, on the one hand, and any officer or director of Farmers, any affiliate or family member of any such officer or director, or any other affiliate of Farmers, on the other hand, except those of a type available to Employees of Farmers generally, or (xii) any contract that provides for payments to be made by Farmers upon a change in control thereof or a termination of such contract in excess of $25,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.

(b) Each Material Contract is a valid and legally binding agreement of Farmers and, to Farmers’ Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Neither Farmers, and, to Farmers’ Knowledge, any counterparty or counterparties, is in material breach or violation of any provision of any Material Contract, and no event or condition exists that constitutes, or after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of Farmers under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Farmers has made available true and complete copies of each Material Contract to Civista prior to the date hereof.

3.16 Environmental Matters. Except as set forth on Section 3.16 of the Farmers Disclosure Schedule:

(a) since December 31, 2021, Farmers has complied in all material respects with all applicable Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”);

(b) since December 31, 2021, there have been no proceedings, claims, actions, or investigations of any kind, pending or threatened to Farmers’ Knowledge, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Farmers relating to any Environmental Law and, to Farmers’ Knowledge, there is currently no reasonable basis for any such proceeding, claim, action or investigation;

(c) there are currently no agreements, orders, judgments, indemnities or decrees by or with Farmers, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law;

(d) to Farmers’ Knowledge, there are, and have been since December 31, 2021, no hazardous substances or other environmental conditions at any property of Farmers presently owned or leased under circumstances which could reasonably be expected to result in liability to or claims against Farmers relating to any Environmental Law; and

(e) to Farmers’ Knowledge, there are no agreements, orders, judgments, indemnities or decrees by or with any borrower of Farmers with respect to which Farmers has a security interest in real property owned by such borrower, and any Person, with a court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law.

3.17 Taxes.

(a) (i) All Tax Returns (as hereinafter defined) required to be filed by or with respect to Farmers have been duly and timely filed (taking into account any extension of time within which to file), (ii) all Tax Returns filed by or with respect to Farmers are true, correct and complete in all material respects and were prepared in compliance with all applicable laws, (C) all Taxes (as hereinafter defined) due and payable by Farmers (whether or not shown or required to be shown on any Tax Returns) have been paid in full, and (D) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Farmers. Farmers has made available to Civista true and correct copies of the United States federal income Tax Returns filed by Farmers for each of the three (3) most recent Tax years. Farmers does not any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Farmers’ Financial Statements other than those that have arisen in the ordinary course of business since December 31, 2024. The accruals for Taxes reflected in Farmers’ Financial Statements are adequate for the periods covered thereby. There are no Liens for Taxes upon the assets of Farmers other than Liens for current Taxes not yet due and payable.

(b) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. Farmers is not resident for Tax purposes outside of the United States. Farmers does not have, nor has it ever had, a permanent establishment within the meaning of any applicable Tax treaty, an office or fixed place of business or any other presence in a country other than the United States that subjects it to taxation by such country.

(c) Farmers has withheld or collected and paid over to the appropriate Governmental Entities, or is properly holding for such payment, all Taxes required by law to be withheld or collected in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member, director, or other third-party and all IRS Forms W-2 and 1099 (and similar forms of state, local and foreign Governmental Entities) required with respect thereto have been properly completed and timely filed.

(d) No claim has ever been made by any Governmental Entity in a jurisdiction where Farmers does not file Tax Returns that Farmers is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction nor, to Farmers’ Knowledge, is there any factual basis for any such claim.

(e) Farmers (i) has not executed, entered into or requested to enter into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, nor (ii) is it subject to, or requested to be subject to, any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.

(f) Farmers has not been audited by any Governmental Entity with respect to Taxes for taxable years ending on or subsequent to December 31, 2021, and, to the Knowledge of Farmers, no audit, examination or other proceeding with respect to Taxes has been threatened by a Governmental Entity, and all such past audits and proceedings have been fully and irrevocably settled and satisfied without any pending, ongoing or future liability. No Governmental Entity has asserted, is now asserting, or, to Farmers’ Knowledge, is threatening to assert against Farmers any deficiency or claim for additional Taxes.

(g) Farmers is not a party to any Tax allocation, Tax sharing agreement, Tax indemnity obligation or similar contract or practice with respect to Taxes, nor does Farmers have any liability for the Taxes of any person (other than Farmers) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise. Farmers is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity.

(h) Farmers has not requested or been granted any extension of time with respect to any Tax Return or a Tax assessment or deficiency.

(i) Farmers does not own an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.

(j) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Farmers is a party that could be treated as a partnership for Tax purposes.

(k) None of the assets of Farmers are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and Farmers is not party to a “long-term contract” within the meaning of Section 460 of the Code.

(l) Farmers has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m) Farmers has not participated in a listed transaction within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or any predecessor provision) and nor has Farmers been notified of, or to Farmers’ Knowledge participated in, a transaction that is described as a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations. Farmers has disclosed in all of its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n) Reserved.

(o) Farmers has not claimed a Tax credit or similar offset against payroll or other Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended, the Families First Coronavirus Response Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and any other federal, state, municipal, local, or other stimulus fund programs in connection with the COVID-19 pandemic (“Stimulus Program”) or claimed any deduction or other Tax benefit in a manner inconsistent with any Stimulus Program requirements or limitations. Farmers has not deferred any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes pursuant to any Stimulus Program.

(p) Definitions.

(i) “Tax” and “Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, value added, estimated, alternative minimum, add-on minimum, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, unemployment, social security, disability, employer health, excise, severance, stamp, occupation, property, environmental, natural resources, escheat, unclaimed or abandoned property, or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed with respect to the foregoing or in respect of the failure to comply with any requirement imposed with respect to any Tax Return, whether disputed or not, imposed, assessed or collected under the authority of any Governmental Entity; and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) arising or payable by reason of contract (including any tax indemnification agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement, whether written or unwritten), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar legal requirement)) or otherwise.

(ii) “Tax Return” means return, declaration, report, claim for refund, information return or other document or information (including any related or supporting schedules, statements or information and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

3.18 Reorganization. Farmers has not taken or agreed to take any action, and to Farmers’ Knowledge, there is no fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.19 Intellectual Property.

(a) Farmers (i) owns (beneficially and of record, where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. All Owned Intellectual Property is subsisting, valid and enforceable. The Owned Intellectual Property and the Licensed Intellectual Property collectively constitute all Intellectual Property used in or necessary for the operation of the business of Farmers as presently conducted.

(b) The operation by Farmers of its business as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2021, no Person has asserted in writing that Farmers has infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Farmers’ Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Farmers’ rights in the Owned Intellectual Property.

(c) Farmers IT Assets operate and perform in all material respects as reasonably required by Farmers. Farmers has implemented commercially reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Farmers’ Knowledge, Farmers is compliant with its own privacy policies and commitments to its customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its customers, consumers and employees.

(d) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (A) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (B) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (C) trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs (“Trade Secrets”); and (D) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the business of Farmers except for off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement.

(iv) “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Farmers.

3.20 Properties. Farmers (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Farmers’ Financial Statements as being owned by Farmers or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Farmers Owned Properties“), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are contested in good faith and for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Farmers Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Farmers’ Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Farmers Owned Properties that constitute real property, the “Farmers Real Property“), free and clear of all Liens of any nature whatsoever, except for Farmers Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Farmers’ Knowledge, the lessor. There are no pending or, to Farmers’ Knowledge, threatened condemnation proceedings against the Farmers Real Property.

3.21 Insurance. Section 3.21 of the Farmers Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Farmers and all open claims thereunder. Farmers is insured against such risks and in such amounts as the management of Farmers reasonably has determined to be prudent and consistent with industry practice. Farmers is in compliance in all material respects with all of its insurance policies and is not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and Employees of Farmers, Farmers is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.22 Accounting and Internal Controls.

(a) Farmers has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(b) Since December 31, 2021, neither Farmers nor, to Farmers’ Knowledge, any director, officer, auditor, accountant or Representative of Farmers has received written or, to Farmers’ Knowledge, oral notice of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Farmers or its respective internal accounting controls, including any complaint, allegation, assertion or written claim that Farmers has engaged in questionable accounting or auditing practices.

3.23 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Farmers or for the account of a customer of Farmers, were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of the applicable regulatory authority and are legal, valid and binding obligations of Farmers enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. Farmers has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Farmers’ Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.24 Labor. (a) Farmers is not, and since December 31, 2021 has not been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (b) to Farmers’ Knowledge, no employee is represented by a labor organization for purposes of collective bargaining with respect to Farmers; (c) to Farmers’ Knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Farmers; (d) no Collective Bargaining Agreement is being negotiated by Farmers; (e) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Farmers pending or, to Farmers’ Knowledge, threatened, that may interfere in any material respect with the business activities of Farmers; (f) to Farmers’ Knowledge, there is no pending charge or complaint against Farmers by the National Labor Relations Board or any comparable Governmental Entity; and (g) Farmers has complied in all material respects with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.25 Loans; Loan Matters.

(a) Except as set forth on Section 3.25(a)(1) of the Farmers Disclosure Schedule, as of most recent calendar quarter end, Farmers is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $50,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) the unpaid principal balance of which exceeds $50,000 and which, to Farmers’ Knowledge, the obligor is in material default of any other provision under such Loan, or (ii) Loan with any director, executive officer or 5% or greater shareholder of Farmers, or to Farmers’ Knowledge, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.25(a)(2) of the Farmers Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Farmers that, as of the most recent calendar quarter end, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Farmers that, as of most recent quarter end, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of Farmers that, as of the most recent calendar quarter end, was classified as “Other Real Estate Owned” and the book value thereof as of such date.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Farmers’ Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Farmers and are complete and correct in all material respects. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, Farmers’ written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

(c) There are no claims pending or, to Farmers’ Knowledge, threatened for repurchases by Farmers of home mortgage loans that were sold to third parties, and to Farmers’ Knowledge, it is not required to repurchase any material dollar volume of home mortgage loans sold to third parties by Farmers. None of the agreements pursuant to which Farmers has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

3.26 Investment Securities. Farmers has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except (i) as set forth in the Farmers Financial Statements and (ii) to the extent such securities are pledged in the ordinary course of business to secure obligations of Farmers. Such securities are valued on the books of Farmers in accordance with GAAP. Farmers employs investment, securities, commodities, risk management and other policies, practices and procedures which to Farmers’ Knowledge are prudent and reasonable in the context of such businesses and Farmers has complied with such policies, practices and procedures in all material respects.

3.27 Transactions with Affiliates. Except as set forth on Section 3.27 of the Farmers Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by Farmers to, and Farmers is not otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Farmers Common Shares or any director, employee or affiliate of Farmers, other than as part of the normal and customary terms of such persons’ employment or service as a director with Farmers. Except as set forth in Section 3.27 of the Farmers Disclosure Schedule, Farmers is not a party to any transaction or agreement with any of its respective affiliates, shareholders owning five percent (5%) or more of the outstanding Farmers Common Shares, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between Farmers and any of its affiliates comply, to the extent applicable, with Regulation W promulgated under the Federal Reserve Act.

3.28 No Material Misstatements or Omissions. No representation or warranty by Farmers in this Agreement or any document, statement, certificate, schedule or exhibit furnished to Civista by or on behalf of Farmers pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CIVISTA AND CIVISTA BANK

Except as Previously Disclosed, Civista and Civista Bank hereby jointly and severally represent and warrant to Farmers as follows:

4.1 Corporate Organization.

(a) Civista is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. Civista has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary except where such failure would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Civista. Civista is duly registered as a bank holding company under the BHC Act.

(b) Civista Bank, an Ohio state-chartered bank, is a Subsidiary of Civista and (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of Civista Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2 Capitalization.

(a) The authorized capital stock of Civista consists of 40,000,000 Civista Common Shares and 200,000 preferred shares, without par value (“Preferred Shares”). No shares of capital stock or other voting securities of Civista are issued, reserved for issuance or outstanding, other than (i) 19,379,608 Civista Common Shares issued and 15,519,072 Civista Common Shares outstanding, including 96,692 Civista Common Shares granted in respect of outstanding awards of restricted Civista Common Shares under the Civista 2014 Incentive Plan and the Civista 2024 Incentive Plan (collectively, the “Civista Stock Plans”), (ii) 3,860,536 Civista Common Shares held in treasury, (iii) zero (0) Civista Common Shares reserved for issuance upon the exercise of outstanding stock options to purchase Civista Common Shares granted under a Civista Stock Plan, (iv) 398,500 Civista Common Shares reserved for issuance pursuant to future grants under the Civista Stock Plans, and (v) zero (0) Preferred Shares. All of the issued and outstanding Civista Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no Voting Debt of Civista is issued or outstanding. The Civista Common Shares to be issued pursuant to the Merger have been reserved for issuance, and when issued, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

(b) Civista owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Civista Bank and its other Subsidiaries, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

4.3 Authority; No Violation.

(a) Each of Civista and Civista Bank has full corporate (or similar) power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the other consents and approvals set forth in Section 4.4, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly, and unanimously adopted and approved by the Board of Directors of Civista and Civista Bank to the extent required by applicable Law. No other corporate proceedings on the part of Civista or Civista Bank are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Civista and Civista Bank and (assuming due authorization, execution and delivery by Farmers) constitutes the valid and binding obligation of Civista and Civista Bank, enforceable against Civista and Civista Bank in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Civista or Civista Bank, nor the consummation by Civista or Civista Bank of the transactions contemplated hereby, nor compliance by Civista or Civista Bank with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles of incorporation or code of regulations of Civista or Civista Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to Civista, Civista Bank or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Civista or Civista Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Civista or Civista Bank is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Civista.

4.4 Consents and Approvals. Except for (a) the Regulatory Approvals, (b) the filing and declaration of effectiveness of the Form S-4, (c) the filing of the Certificate of Merger with the OSS, and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Civista Common Shares pursuant to this Agreement and approval of listing of such Civista Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Civista of this Agreement or with the consummation by Civista of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Civista of this Agreement.

4.5 Reports.

(a) Civista and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with any Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2021, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Civista pursuant to the Securities Act or the Exchange Act (the “Civista SEC Reports”) since December 31, 2021 is publicly available. All Civista SEC Reports, at the time of filing, complied, and all Civista SEC Reports required to be filed prior to the Effective Time will comply, in all material respects with applicable Law and included and will include all exhibits required to be filed under applicable Law. None of such documents, when filed or as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Financial Statements. The financial statements of Civista and its Subsidiaries included (or incorporated by reference) in the Civista SEC Reports (including the related notes, where applicable), as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of Farmers as of the dates thereof and the results of operations for the periods indicated, except in the case of the interim financial statements, normal year-end adjustments and the absence of notes thereto.

4.7 Broker’s Fees. Neither Civista or any of its Subsidiaries, nor any of their respective officers, directors, employees or agents has employed or engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Piper Sandler.

4.8 Compliance with Applicable Law. Civista and each of its Subsidiaries hold, and since December 31, 2021 have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Civista and, to Civista’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Civista and each of its Subsidiaries is in compliance in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Civista or any of its Subsidiaries.

4.9 Legal Proceedings. There is no legal, administrative, arbitral or other proceedings, claims, actions, suits or investigations of any nature that are pending or, to Civista’s Knowledge, threatened against or affecting Civista or any of its Subsidiaries or any of its current or former directors or executive officers at Civista in their capacities as such (and Civista is not aware of any basis for any such proceeding, claim, action, suit or investigation) that (i) involves a Governmental Entity, (ii) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Civista or (iii) would reasonably likely to materially prevent or delay Civista and/or Civista Bank from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree, Regulatory Agreement or other regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Civista or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Civista.

4.10 Absence of Changes. Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Civista.

4.11 Approvals. As of the date of this Agreement, Civista knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a reasonably timely basis.

4.12 Reorganization. Civista has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13 Available Funds. Civista and Civista Bank have and, immediately prior to the Effective Time, will have, cash sufficient to pay or cause to be deposited into the Exchange Fund the aggregate amount of cash as required pursuant to Section 2.2.

4.14 Ownership of Farmers Common Shares. As of the date of this Agreement, Civista and its Subsidiaries do not beneficially own any of the outstanding Farmers Common Shares.

4.15 Takeover Laws. Civista has taken all action required to be taken by Civista in order to exempt this Agreement and the transactions contemplated hereby and thereby from (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Civista Articles, the Civista Regulations and/or the governing documents of Civista Bank.

4.16 No Material Misstatements or Omissions. No representation or warranty by Civista or Civista Bank in this Agreement or any document, statement, certificate, schedule or exhibit furnished to Farmers by or on behalf of Civista or Civista Bank pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by Law, (a) each of Farmers, Civista and Civista Bank shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Farmers, Civista and Civista Bank shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Farmers, Civista or Civista Bank to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Farmers Forbearances. Except as otherwise specifically permitted or required by this Agreement or as required by Law, during the period from the date of this Agreement to the Effective Time or termination of this Agreement in accordance with the terms hereof, Farmers shall not, without the prior written consent of Civista, which consent shall not be unreasonably withheld:

(a) merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve;

(b) (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional common shares or other equity interest, Voting Debt or Equity Rights, or (ii) grant, award or issue any Farmers stock options, restricted units, stock appreciation rights, restricted stock, awards based on the value of Farmers’ capital stock, or other equity-based award with respect to Farmers Common Shares under any of the Farmers Benefit Plans or otherwise;

(c) (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than quarterly dividends consistent with past practice, provided such dividends do not exceed $1,500 per share per quarter (pro-rated for any partial quarter) and in compliance with applicable Laws, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

(d) (i) terminate, materially amend, renew or waive any material provision of, any Material Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals and expirations in the ordinary course of business or (ii) except with respect to contracts or agreements otherwise permitted by this Agreement, enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(e) sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except in each case, any sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments, or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction or series of related transactions that, is not material to Farmers;

(f) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person;

(g) amend the Farmers Articles or the Farmers Code;

(h) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any Regulatory Agency responsible for regulating Farmers;

(i) except as required under applicable Law or the terms of this Agreement or any Farmers Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Farmers (collectively, “Employees”), other than increases in base salary to Employees in the ordinary course consistent with past practice and the payment of annual bonuses to Employees in the ordinary course consistent with past practices and consistent with the provisions of Sections 6.5(h) and 6.5(i), (ii) hire or terminate without cause the employment of any Employee (other than the hiring of replacement employees for positions then existing), or (iii) enter into, establish, adopt, terminate or amend (except (A) as may be required by applicable Law, (B) as contemplated by this Agreement or (C) the regular annual renewal of insurance contracts for health and welfare benefits) any Farmers Benefit Plan or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including any related administrative services contract), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Employees, (iv) grant any equity or equity-based awards to any Employees, or (v) take any action to accelerate the payment of benefits, or the vesting or exercisability of stock options, restricted stock or other compensation or benefits of any Employees;

(j) (i) take any action that is intended or is reasonably expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) except as may be required by applicable Law imposed by any Governmental Entity, (A) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (B) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(k) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Reserve or Federal Home Loan Bank advances, sales of certificates of deposits, and entry into repurchase agreements) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(l) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management, or any other banking or operating policies, except as required by Law or any Regulatory Agency;

(m) make any material change to (i) its investment securities portfolio, or derivatives portfolio, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency;

(n) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 individually or $50,000 in the aggregate for all such actions, suits, claims, and that does not (i) impose any restriction on the business of Farmers or (ii) create precedent for claims that is reasonably likely to be material to Farmers;

(o) open, relocate or close, or make any application for the opening, relocation or closing of, any branch office, loan production office or other significant office or operations facility;

(p) make or incur any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate, except for binding commitments existing on the date hereof and Previously Disclosed;

(q) (i) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practices all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return);

(r) except (i) for Loans or legally binding commitments for Loans that have been made prior to the date of this Agreement, and for Loans made acquired, renewed or extended in the ordinary course, consistent with past practices, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) to Farmers in excess of $750,000, (ii) with respect to amendments or modifications that have been made prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by Farmers with total credit exposure in excess of $300,000, or (iii) with respect to any such actions that have previously made prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral at a value below the fair market value thereof as determined by Farmers, in each case in excess of $500,000; provided, however, that Civista shall be required to respond to any requests for a consent to make such loan, amendment, modification or extension of credit in writing within two (2) business days after the loan package is delivered to Civista;

(s) except for (i) commitments to sell a participation interest in a Loan which commitments have been approved as of the date of this Agreement or (ii) existing commitments to sell a participation interest in a Loan, sell a participation interest in a Loan, other than sales of Loans secured by one-to-four-family real estate consistent with past practice (including sales of Loans in the secondary market), without first giving Civista Bank the opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a Loan other than purchases of participation interests from Civista Bank;

(t) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Civista and Civista Bank Forbearances. Except as otherwise specifically permitted or required by this Agreement or as required by Law, during the period from the date of this Agreement to the Effective Time or termination of this Agreement in accordance with the terms hereof, each of Civista and Civista Bank shall not, without the prior written consent of Farmers, which consent shall not be unreasonably withheld:

(a) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(b) Effect any Change in Capitalization;

(c) Amend the Civista Articles or the Civista Regulations in a manner that would materially and adversely affect the holders of Farmers Common Shares relative to holders of Civista Common Shares; or

(d) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as reasonably practicable following the date hereof, (i) Civista and Farmers shall cooperate and prepare (or cause to be prepared) the Proxy Statement and (ii) Civista shall prepare and file (or caused to be prepared and filed) with the SEC, and Farmers shall use its commercially reasonable efforts to cooperate in the preparation of, the Form S-4, in which the Proxy Statement will be included. Civista shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Farmers shall thereafter mail or deliver the Proxy Statement to Farmers shareholders. Civista shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Farmers shall furnish all information concerning Farmers and the holders of Farmers Common Shares as may be reasonably necessary in connection with the Proxy Statement or Form S-4.

(b) The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Each of Farmers and Civista shall have the right to review in advance, subject to applicable Laws, all of the information relating to Farmers or Civista, as the case may be, and its respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, and each of Farmers and Civista shall, to the extent practicable consult with each other on all the information relating to it or its respective Subsidiaries that appear in any such filing or written materials. In exercising the foregoing, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Civista, Civista Bank or Farmers to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Civista, Farmers or the Surviving Bank in connection therewith, that would or could reasonably be expected to have a Material Adverse Effect on Civista, Civista Bank, Farmers or the Surviving Bank.

(c) Each of Civista and Farmers shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Civista, Civista Bank or Farmers or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Civista and Farmers agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Farmers Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Civista and Farmers further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to as soon as reasonably practicable inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d) Each of Civista and Farmers shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, Farmers shall afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Civista, reasonable access, during normal business hours during the period prior to the Effective Date, to all its properties, books, contracts, commitments and records, and, during such period, Farmers shall make available to Civista (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of state banking or insurance Laws (other than reports or documents that Farmers is not permitted to disclose under applicable Law); and (ii) all other information concerning its business, properties and personnel as Civista may reasonably request, including periodic updates of the Loan information provided in Section 3.25. Civista shall use commercially reasonable efforts to minimize any interference with Farmers’ regular business operations during any such access to the properties, books, contracts, commitments and records of Farmers. Upon the reasonable request of Farmers, Civista shall furnish such reasonable information about it and its Subsidiaries, and their respective businesses, as is relevant to Farmers and its shareholders in connection with the transactions contemplated by this Agreement. Neither Farmers nor Civista, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) Except for the use of information in connection with any applications, notices and other filings with Governmental Entities required in order to complete the transactions contemplated by this Agreement, all information received by each of Farmers, on the one hand, and Civista and Civista Bank, on the other hand, pursuant to the terms of this Agreement (collectively, the “Confidential Information”) shall be kept in strictest confidence. The parties agree that the Confidential Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Each of Civista, Civista Bank and Farmers agree to hold the Confidential Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Confidential Information except when, after and to the extent such Confidential Information (i) is or becomes generally available to the public other than through the failure of Farmers, on the one hand, or Civista and Civista Bank, on the other hand, to fulfill its obligations hereunder, (ii) was already known to the party receiving the Confidential Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Confidential Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Confidential Information. In the event the transactions contemplated by this Agreement are not consummated, Civista, Civista Bank and Farmers agree to promptly return or destroy all copies of the Confidential Information provided to the other.

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3 Shareholder Approval. The Board of Directors of Farmers has resolved to recommend to Farmers’ shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Farmers will take, in accordance with applicable Law and the Farmers Articles and the Farmers Code, all action necessary to convene a meeting of its shareholders (“Farmers Shareholders’ Meeting”), to be held as promptly as practicable after Civista has obtained the SEC’s declaration of effectiveness of the

Form S-4, to consider and vote upon approval of this Agreement. Farmers agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Farmers of any Acquisition Proposal or Change in the Farmers Recommendation. Subject to the provisions of Section 6.7, Farmers shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Farmers Recommendation”), and shall use its reasonable best efforts to obtain from its shareholders the requisite affirmative vote to approve this Agreement (the “Farmers Shareholder Approval”), including, if necessary, adjourning the Farmers Shareholders’ Meeting if there are insufficient votes to approve this Agreement to allow additional time to attain the Farmers Shareholder Approval. Notwithstanding any Change in the Farmers Recommendation, this Agreement shall be submitted to the shareholders of Farmers at the Farmers Shareholders’ Meeting for the purpose of obtaining the Farmers Shareholder Approval and nothing contained herein shall be deemed to relieve Farmers of such obligation so long as Civista has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Farmers shall have effected a Change in the Farmers Recommendation permitted hereunder, then the Board of Directors of Farmers shall submit this Agreement to Farmers’ shareholders without the recommendation of this Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Farmers may communicate the basis for its lack of a recommendation to Farmers’ shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, except as provided in Section 6.7, neither Farmers nor its Board of Directors shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Except as set forth in Section 6.7, neither the Board of Directors of Farmers nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Civista, the Farmers Recommendation or take any action, or make any public statement, filing or release inconsistent with the Farmers Recommendation (any of the foregoing being a “Change in the Farmers Recommendation”).

6.4 Nasdaq Listing; Reservation of Civista Common Shares.

(a) Civista shall cause the Civista Common Shares to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance prior to the Effective Time.

(b) Civista agrees at all times from the date of this Agreement to reserve a sufficient number of Civista Common Shares to fulfill its obligations under this Agreement, including payment of the Merger Consideration.

6.5 Employee Matters.

(a) At or prior to the Effective Time, Civista shall take all action so that Employees of Farmers shall be entitled to participate in each benefit plan of Civista or its Subsidiaries of general applicability with the exception of any plan frozen to new participants (collectively, the “Civista Eligible Plans”) to the same extent as similarly-situated employees of Civista and its Subsidiaries, it being understood that inclusion of the Employees of Farmers in the Civista Eligible Plans may occur at different times with respect to different plans; provided, that nothing contained in this Agreement shall require Civista or any of its Subsidiaries to make any grants to any former employee of Farmers under any discretionary equity compensation plan of Civista or to provide the same level of (or any) employer contributions or other benefit subsidies as Farmers. Civista shall cause each Civista Eligible Plan in which Employees of Farmers are eligible to participate to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the Civista Eligible Plans, the service of such Employees with Farmers to the same extent as such service was credited for such purpose by Farmers, and, solely for purposes of Civista’s vacation, paid time off and severance programs (including the severance benefit described in Section 6.5(g)), for purposes of determining the benefit amount; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. Except for the commitment to continue those Farmers Benefit Plans that correspond to Civista Eligible Plans until Employees of Farmers are included in such Civista Eligible Plans, and subject to subsections (b) and (g) of this Section 6.5, nothing in this Agreement shall limit the ability of Civista to amend or terminate any of the Bank Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, and except as otherwise provided in Section 6.5(e), Civista shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former Employees and directors of Farmers existing as of the Effective Date under any Farmers Benefit Plan.

(c) At such time as Employees of Farmers become eligible to participate in a medical, health, dental or vision plan of Civista or its Subsidiaries, Civista shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or vision plans of Civista, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Farmers Benefit Plan prior to the Effective Time, and (iii) provide each such employee or dependent with credit for any co-payments or co-insurance and deductibles paid during the same plan year under an analogous Farmers Benefit Plan (to the same extent that such credit was given under the analogous Farmers Benefit Plan during the applicable plan year).

(d) Farmers shall adopt such resolutions of its Board of Directors and take such other action as Civista may reasonably request to cause The Farmers Savings Bank Simplified Employee Pension Plan (the “Farmers SEP Plan”) to be (i) amended immediately prior to the Effective Time, if and to the extent necessary, to update the Farmers SEP Plan to comply with all changes in the Law and any plan qualification requirements applicable to the Farmers SEP Plan at such time, and (ii) terminated immediately prior to the Effective Time (the “Plan Termination Date”). Civista agrees, to the extent permitted by applicable Law, to permit Farmers SEP Plan participants who become employees of Civista and its Subsidiaries to roll over their account balances in the Farmers SEP Plan from the Farmers SEP Plan to Civista’s 401(k) Plan. Notwithstanding anything in Section 6.5 to the contrary, Employees of Farmers who continue in employment with the Surviving Bank following the Effective Time shall be eligible as of the Effective Time to participate in the Civista’s 401(k) Plan.

(e) Effective as of immediately prior to the Effective Time, Farmers shall, at the written request of Civista, freeze or terminate each Farmers Benefit Plan (or terminate Farmers’ status as a participating employer of a Trade Association Plan, as applicable) as is requested by Civista, provided that such written request is provided by Civista with sufficient time to allow such freeze or termination to occur in accordance with any governing documents or contracts with insurers or sponsors of such Farmers Benefit Plans. Prior to the Effective Time, Farmers shall take appropriate action, acceptable to Civista, with regard to any plan defect described on Section 3.11(c) of the Farmers Disclosure Schedule.

(f) Without limiting the generality of Section 9.9, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, except for certain Farmers employees under Section 6.5(g). In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Farmers Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Civista, Farmers or any of their respective affiliates; (ii) alter or limit the ability of Civista or any of its Subsidiaries to amend, modify or terminate any Farmers Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, subject to subsections (b) and (g) of this Section 6.5; or (iii) to confer upon any current or former Employee, any right to employment or continued employment or continued service with Civista or any of its Subsidiaries or constitute or create an employment or other agreement with any Employee.

(g) Any employee of Farmers who is not subject to an existing contract providing for severance and/or change in control and whose employment is terminated without cause within six (6) months following the Effective Time, whether because such employee’s position is eliminated or such employee is not offered or retained in comparable employment (a “Covered Employee”), will be entitled to receive (i) a severance payment in an amount equal to two weeks of such employee’s current base pay for each full year of such employee’s service with Farmers, subject to a minimum benefit of four weeks’ pay and a maximum benefit of 26 weeks’ pay, (ii) outplacement assistance, and (iii) payment by Civista of additional severance calculated by multiplying the Covered Employee’s weekly COBRA rate by the number of weeks of severance payments described in clause (i). The Covered Employee’s weekly COBRA rate will be calculated by multiplying the monthly COBRA premium for each Farmers Benefit Plan benefit in which the Covered Employee is enrolled at the time of the termination by 12 and dividing by 52. Comparable employment shall include (x) job duties substantially similar to the Covered Employee’s current duties with Farmers, (y) compensation at a salary or base compensation rate at least equal to the Covered Employee’s current salary or base compensation rate from Farmers, and (z) a primary job location that does not require the Covered Employee to commute after the Effective Time more than twenty-five (25) miles greater than the Covered Employee’s present commute. With respect to Covered Employees who are part-time employees, “base pay” means such Covered Employee’s routinely scheduled number of hours per week at the time of the execution of the Agreement multiplied by such Covered Employee’s hourly rate of pay. This severance payment, if applicable, will be paid by Civista in lieu of participation during the six (6) month period following the Effective Time by a Covered Employee in Civista’s severance plan as in effect from time to time after the Effective Time.

(h) At or prior to the Effective Time, Farmers may, in its sole discretion, pay to Farmers Employees annual bonuses for the calendar year 2025 consistent with past practices, but in no event in an amount greater than $115,000 in the aggregate.

(i) At or prior to the Effective Time, Farmers may, in its sole discretion, may make contributions to the Farmers SEP Plan for calendar year 2025 consistent with past practices, but in no event in an amount greater than $100,000 in the aggregate.

(j) At and following the Effective Time, Civista shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with the terms of the written employment and change in control agreements listed in Section 3.11(a) of the Farmers Disclosure Schedules.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Civista shall indemnify each Person who served as a director or officer of Farmers on or before the Effective Time (in each case, when acting in such capacity) (each, an “Indemnified Party”) to the fullest extent permitted pursuant to the Farmers Articles and the Farmers Code as of the date of this Agreement, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Farmers; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

(b) Prior to the Effective Time, Civista shall purchase a policy of Directors’ and Officers’ Liability Insurance (“D&O Policy”) to be effective for a period of six (6) years beginning on the Effective Date, on terms no less advantageous than those contained in Farmers’ existing officers’ and directors’ liability insurance policy (“Current Farmers D&O Policy”); provided, however, that Civista shall not be required to pay an amount in excess of 150% of the annual premium currently paid for the Current Farmers D&O Policy (the “Premium Cap”) for the D&O Policy, and if Civista is unable to obtain the D&O Policy called for by this Section 6.6(b) for an amount equal to or less than the Premium Cap, then Civista shall obtain as much insurance as is available for the Premium Cap.

6.7 No Solicitation.

(a) Except as set forth in Section 6.7(b), Farmers shall not, and shall cause its respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.7(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Farmers to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.7(a), if Farmers receives an unsolicited bona fide written Acquisition Proposal by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) that did not result from or arise in connection with a breach of this Section 6.7 at any time prior to the Farmers Shareholders’ Meeting that the Board of Directors of Farmers has determined, in its good faith judgment (after consultation with Farmers’ financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Farmers and its Representatives may take any action described in Section 6.7(a)(ii) above to the extent that the Board of Directors of Farmers has determined, in its good faith judgment (after consultation with Farmers’ outside legal counsel), that the failure to take such action would be reasonably likely to violate its fiduciary duties under applicable Law; provided, that, prior to taking any such action, Farmers has obtained from such Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Farmers than, the terms of the Confidentiality Agreement between Farmers and Civista dated as of February 27, 2025.

(c) As promptly as practicable (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Farmers shall advise Civista in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal) and shall keep Civista promptly apprised of any related developments, discussions and negotiations on a current basis.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Farmers Shareholders’ Meeting, the Board of Directors of Farmers may withdraw its recommendation of this Agreement, thereby resulting in a Change in the Farmers Recommendation, if and only if (x) from and after the date hereof, Farmers has complied with Sections 6.3 and 6.7, and (y) the Board of Directors of Farmers has determined in good faith, after consultation with Farmers’ outside legal counsel, that the taking of such action is reasonably necessary in order for the Board of Directors of Farmers to comply with its fiduciary duties under applicable Law; provided, that the Board of Directors of Farmers may not effect a Change in the Farmers Recommendation unless:

(i) Farmers shall have provided prior written notice to Civista at least three (3) business days in advance (the “Notice Period”) of taking such action, which notice shall advise Civista that the Board of Directors of Farmers has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(ii) during the Notice Period, Farmers shall, and shall cause its financial advisors and outside counsel to, negotiate with Civista in good faith (to the extent Civista desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iii) the Board of Directors of Farmers shall have concluded in good faith (after consultation with Farmers’ financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Civista, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

(e) Farmers shall, and shall cause its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Farmers or any of its Representatives is a party, and enforce the provisions of any such agreement.

(f) Nothing contained in this Agreement shall prevent Farmers from making any disclosure to Farmers’ shareholders if the Board of Directors of Farmers (after consultation with Farmers’ outside legal counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that this Section 6.7(f) will in no way eliminate or modify the effect that any action taken pursuant hereto would otherwise have under this Agreement.

(g) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Farmers determines in its good faith judgment to be more favorable to Farmers than the Merger, and to be reasonably capable of being consummated on the terms proposed, after (A) receiving the advice of Farmers’ outside legal counsel and financial advisor, and (B) taking into account all material relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein, any proposed changes to this Agreement that may be proposed by Civista in response to such Acquisition Proposal (whether or not during the Notice Period), and all material legal (with the advice of Farmers’ outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” and “75%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”;

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Farmers or publicly announced to Farmers’ shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Civista or any of its affiliates) (in each case other than Civista or any of its Affiliates) relating to an Acquisition Transaction (as defined in Section 6.7(g)(iii)) involving Farmers; and

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Farmers by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Civista or any of its affiliates, of 25% or more in interest of the total outstanding voting securities of Farmers (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Civista or any of its affiliates, beneficially owning 25% or more in interest of the total outstanding voting securities of Farmers (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Farmers pursuant to which the shareholders of Farmers immediately preceding such transaction would hold less than 75% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 25% or more of the consolidated assets, business, revenues, net income, assets or deposits of Farmers; or (C) any liquidation or dissolution of Farmers.

6.8 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each party to this Agreement will take all reasonably necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect.

6.9 Financial Statements and Other Current Information. During the period from the date of this Agreement to the Effective Date, as soon as reasonably practicable after they become available, but in no event more than fifteen (15) days after the end of each calendar month ending after the date hereof, Farmers will furnish to Civista (a) financial statements (including balance sheets, statements of operations and stockholders’ equity) of Farmers as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to the Board of Directors of Farmers or any committee thereof relating to the financial performance and risk management of Farmers.

6.10 Notification of Certain Matters. Farmers and Civista will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.

6.11 Shareholder Litigation. Farmers shall give Civista prompt notice of any shareholder litigation against Farmers and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Civista the opportunity to participate at its own expense in the defense and/or settlement of any such litigation. In addition, no settlement of any such shareholder litigation shall be agreed to without Civista’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.12 Transition. Commencing following the date hereof, and in all cases subject to applicable Law, Farmers shall reasonably cooperate with Civista and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Civista. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Farmers in the ordinary course of business, Farmers shall cause the Employees, officers and Representatives of Farmers to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Civista in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, divestiture and/or systems conversion), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Civista. Notwithstanding anything to the contrary herein, Farmers shall not be required to (i) terminate any third-party service provider arrangements prior to the Closing or (ii) take any action that may unreasonably or materially interfere with the business of Farmers or impede or delay the consummation of the Closing. In addition, notwithstanding any other provisions of this Agreement, neither Civista nor Civista Bank shall be permitted under any circumstances to exercise control or be deemed to exercise directly or indirectly, a controlling influence over the management or policies over Farmers prior to the Effective Time.

6.13 Voting Agreements. Farmers shall deliver on the date of this Agreement the Voting Agreement, in the form attached to this Agreement as Exhibit A (the “Voting Agreement”), duly executed by each of the Key Shareholders of Farmers. As used herein, “Key Shareholders” shall mean the following shareholders of Farmers: the Lee Family Trust; the Firestone Family Revocable Trust; Ann E. Wolcott; James B. Wolcott II; and Nancy Ann Wolcott Doyle.

6.14 Tax Representation Letters. Officers of Civista and Farmers shall execute and deliver to Vorys, Sater, Seymour and Pease LLP, tax counsel to Civista, and Dinsmore & Shohl LLP, tax counsel to Farmers, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Form S-4 have been filed with the SEC and at the Effective Time, in connection with such tax counsels’ delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c).

6.15 Deposit Agreement. On the date of this Agreement, the members of the Lee Family shall enter into a Deposit Agreement with Civista Bank pursuant to which the members of the Lee Family will agree to retain at least 95% of their aggregate account balances on deposit with Farmers as of March 7, 2025, with the Surviving Bank for a period of not less than two (2) years following the Effective Time. As used herein, the “Lee Family”) shall mean and include Thomas W. Lee and the Lee Family Trust.

6.16 Lock-Up Agreements. On the date of this Agreement, each of the Key Shareholders of Farmers shall enter into a Lock-Up Agreement with Civista pursuant to which such Key Shareholder will agree (A) for a period of six (6) months following the Effective Time (the “Lock-Up Period”)”), such Key Shareholder will not sell any of the Civista Common Shares received as Merger Consideration (the “Key Shareholder Shares”) and (B) for a period of eighteen (18) months following the Lock-Up Period, such Key Shareholder will not sell in the aggregate more than 20,000 Civista Common Shares in any thirty (30) day period.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have received the Farmers Shareholder Approval.

(b) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) Stock Exchange Listing. The Civista Common Shares to be issued to the holders of Farmers Common Shares upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve and the ODFI and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Civista and Civista Bank. The obligation of Civista and Civista Bank to effect the Merger is also subject to the satisfaction, or waiver by Civista, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Farmers set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Farmers shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1(d) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Farmers, has had or would reasonably be expected to result in a Material Adverse Effect on Farmers; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) or Section 8.1(d) (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded, and Civista shall have received a certificate signed on behalf of Farmers by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of Farmers. Farmers shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Civista shall have received a certificate signed on behalf of Farmers by its Chief Executive Officer or Chief Financial Officer to such effect.

(c) Tax Opinion. Civista shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d) Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Civista or the Surviving Bank or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Civista or the Surviving Bank that would have a Material Adverse Effect on Civista, the Surviving Bank or any of their respective affiliates, in each case measured on a scale relative to Farmers.

(e) FIRPTA Affidavit. Farmers shall have delivered to Civista an affidavit, under penalties of perjury, stating that Farmers is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

(f) Dissenters’ Rights. The holders of not more than 10% of the outstanding Farmers Common Shares shall have perfected dissenters’ rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

7.3 Conditions to Obligations of Farmers. The obligation of Farmers to effect the Merger is also subject to the satisfaction or waiver by Farmers at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Civista and Civista Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Civista shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1(d) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Civista, has had or would reasonably be expected to result in a Material Adverse Effect on Civista; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) or Section 8.1(d) (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Farmers shall have received a certificate signed on behalf of Civista and Civista Bank by the Chief Executive Officer or Chief Financial Officer of Civista to the foregoing effect.

(b) Performance of Obligations of Civista and Civista Bank. Civista and Civista Bank, as the case may be, shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Effective Time, and Farmers shall have received a certificate signed on behalf of Civista and Civista Bank by the Chief Executive Officer or the Chief Financial Officer of Civista to such effect.

(c) Tax Opinion. Farmers shall have received an opinion of Dinsmore & Shohl LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Dinsmore & Shohl LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d) Payment of Merger Consideration. Civista shall have delivered, or cause to be delivered, the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Farmers with a certificate evidencing such delivery.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Farmers Shareholder Approval:

(a) by mutual consent of Farmers and Civista in a written instrument authorized by the Boards of Directors of Farmers and Civista;

(b) by either Farmers or Civista, if any Requisite Regulatory Approval has been denied by any Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c) by either Farmers or Civista, if the Merger shall not have been consummated on or before June 30, 2026, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Farmers or Civista (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties, or any failure to perform in all material respects any of the covenants or agreements, set forth in this Agreement on the part of Farmers, in the case of a termination by Civista, or on the part of Civista, in the case of a termination by Farmers, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Civista, if (i) at any time prior to the Effective Time, the Board of Directors of Farmers has (A) failed to recommend to the shareholders of Farmers that they give the Farmers Shareholder Approval; (B) effected a Change in the Farmers Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (C) failed to substantially comply with its obligations under Section 6.3 or 6.7 hereof; or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Farmers Common Shares is commenced (other than by Civista or a Subsidiary thereof), and the Board of Directors of Farmers recommends that the shareholders of Farmers tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f) by Civista or Farmers, if the Farmers Shareholder Approval, as required by Section 7.1(a), shall not have been obtained at the Farmers Shareholders’ Meeting (including any adjournment or postponement thereof).

8.2 Effect of Termination. In the event of termination of this Agreement by either Farmers or Civista as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Farmers, Civista, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Section 6.2(b), this Section 8.2, Section 8.3 and Sections 9.1 through 9.10 shall survive any termination of this Agreement, and (ii) neither Farmers nor Civista shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of the act would, or would reasonably be expected to, cause a breach of this Agreement.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Notwithstanding the foregoing, if:

(i) (A) Either Farmers or Civista terminates this Agreement pursuant to 8.1(c) (without the Farmers Shareholder Approval having been obtained) or Civista terminates pursuant to Section 8.1(d) (as a result of fraud or a Willful Breach by Farmers) and (B) prior to termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Farmers or its shareholders an Acquisition Proposal (whether or not conditional), or an intention (whether or not conditional) to make an Acquisition Proposal, and (C) within twelve (12) months of such termination Farmers shall either (1) consummate an Acquisition Transaction or (2) enter into any definitive agreement relating to any Acquisition Transaction (but not including any confidentiality agreement required by Section 6.7(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “25%” and “75%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”); or

(ii) (A) Either Farmers or Civista terminates this Agreement pursuant to Section 8.1(f) and (B) within six (6) months of such termination Farmers shall either (1) consummate an Acquisition Transaction or (2) enter into any Acquisition Agreement with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “25%” and “75%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”); or

(iii) Civista terminates this Agreement pursuant to Section 8.1(e);

then in any such case, Farmers shall pay to Civista an amount equal to $2,500,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 8.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds immediately upon delivery of the written notice of termination required by Section 8.1. If the Termination Fee shall be payable pursuant to subsection (b)(iii) of this Section 8.3, the Termination Fee shall be paid in same-day funds within ten (10) days following the delivery of Civista’s notice of termination pursuant to Section 8.1(e).

(c) The parties acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Farmers fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Farmers shall pay to Civista, Civista’s costs and expenses (including attorneys’ fees, costs and expenses) in connection with collecting such fee, together with interest on the amount of the fee at the Prime Rate from the date such payment was due under this Agreement until the date of payment. Except in the case of fraud or Willful Breach, the payment of such Termination Fee shall be the sole and exclusive remedy available to Civista and the maximum aggregate liability of Farmers with respect to this Agreement and the transactions contemplated by this Agreement, and Farmers shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Civista or any of its Affiliates or Representatives.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Farmers Shareholder Approval; provided, however, that after the Farmers Shareholder Approval, there may not be, without further approval of the Farmers shareholders who have already provided their approval, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (upon confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Farmers, to:

The Farmers Savings Bank

111 W. Main Street

Spencer, Ohio 44275

Attention: Thomas W. Lee, President and Chief Executive Officer

Email: twlee@fsb-spencer.com

with a copy to:

Dinsmore & Shohl LLP

255 E. Fifth Street, Suite 1900

Cincinnati, Ohio 45202

Attention: Michael G. Dailey

Email: michael.dailey@dinsmore.com

(b)	if to Civista, to:

Civista Bancshares, Inc.

100 E. Water Street

Sandusky, Ohio 44870

Attention: Dennis G. Shaffer, President and Chief Executive Officer

Email: dgshaffer@civista.bank

with a copy to:

Vorys, Sater, Seymour and Pease LLP

52 E. Gay Street

Columbus, Ohio 43215

Attention: Anthony D. Weis

Email: adweis@vorys.com

9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the phrase “made available” is used in this Agreement, it shall mean that prior to the date of this Agreement, such document or information has been uploaded to the virtual data room established by Janney Montgomery Scott LLC in connection with the Merger. As used in this Agreement, the term “Knowledge” with respect to Farmers means the actual knowledge after reasonable inquiry of any of Farmers’ officers listed on Section 9.4 of the Farmers Disclosure Schedule and with respect to Civista, means the actual knowledge after reasonable inquiry of any of Civista’s officers listed on Section 9.4 of the Civista Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.4 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.5 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Erie County, Ohio (which the parties expressly agree shall exclusively be the federal court for the Northern District of Ohio, or in the event (but only in the event) that such court does not have jurisdiction over such dispute, any court sitting in Erie County, Ohio). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.7 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8 Public Announcements. Civista and Farmers shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable Law, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of Nasdaq, Civista and Farmers agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

9.9 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for the provisions of Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or for those certain Farmers employees under Section 6.5(h), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.11 Disclosure Schedule. As of the date of this Agreement, Farmers delivered to Civista a schedule (a “Farmers Disclosure Schedule”) and Civista delivered to Farmers a schedule (a “Civista Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Farmers or Civista, as the case may be, in the applicable paragraph of its Farmers Disclosure Schedule or Civista Disclosure Schedule, respectively, or any other paragraph of its Farmers Disclosure Schedule or Civista Disclosure Schedule (so long as it is reasonably apparent on its face that the disclosure in such other paragraph of its Farmers Disclosure Schedule or Civista Disclosure Schedule is also applicable to the section of this Agreement in question).

9.12 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

CIVISTA BANCSHARES, INC.

By:	/s/ Dennis G. Shaffer
	Name:	Dennis G. Shaffer
	Title:	President and Chief Executive Officer

CIVISTA BANK

By:	/s/ Dennis G. Shaffer
	Name:	Dennis G. Shaffer
	Title:	Chief Executive Officer

THE FARMERS SAVINGS BANK

By:	/s/ Thomas W. Lee
	Name:	Thomas W. Lee
	Title:	President and Chief Executive Officer

EXHIBIT A

Form of Voting Agreement

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of July ___, 2025, by and among Civista Bancshares, Inc., an Ohio corporation (“Civista”), and the undersigned shareholders (collectively, the “Shareholders”) of The Farmers Savings Bank, an Ohio state-chartered bank (“Farmers”).

WHEREAS, the Shareholders own the common shares, par value $100, of Farmers set forth on Exhibit A hereto (such common shares, together with all shares of Farmers which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, Civista, Civista Bank, an Ohio-state chartered bank and wholly-owned subsidiary of Civista, and Farmers propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Farmers will merge with and into Civista Bank pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, Civista, Civista Bank, and Farmers have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

Voting of Shares

1.1 Voting Agreement. Each Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of Farmers, however called, or at any adjournment or postponement thereof, and in any action by consent of the shareholders of Farmers, they shall:

(a) Appear at such meeting or otherwise cause all of such Shareholder’s Shares to be counted as present thereat for purposes of calculating a quorum;

(b) Vote or cause to be voted, in person or by proxy, all of the shares that are beneficially owned by such Shareholder or as to which such Shareholder has the direct or indirect right to vote or direct the voting, (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and the approval of the transactions contemplated thereby, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Farmers and any person or entity other than Civista or any of its Subsidiaries, and (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Farmers under the Merger Agreement or that would result in any of the conditions to the obligations of Farmers under the Merger Agreement not being fulfilled.

The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director or fiduciary of Farmers with respect to any matter.

1.2 Irrevocable Proxy. By execution of this Agreement, each Shareholder does hereby appoint Civista as such Shareholder’s true and lawful attorney and irrevocable proxy, with full power of substitution and resubstitution, to the full extent of such Shareholders rights with respect to the Shares, to vote or cause to be voted, if Shareholder is unable to perform his or her obligations under this Agreement, all of the Shares that such Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1.1 hereof at any meeting of the shareholders of Farmers, and at any adjournment or postponement thereof, and in connection with any action by consent of the shareholders of Farmers. Each Shareholder intends this proxy to be irrevocable and coupled with an interest until the termination of this Agreement pursuant to the terms of Section 4.1 hereof and hereby revokes any proxy previously granted by such Shareholder with respect to the Shares. Notwithstanding anything to the contrary contained herein, this proxy shall automatically terminate upon the termination of this Agreement.

ARTICLE 2

Representations and Warranties

Each of the Shareholders hereby represents and warrants to Civista as follows:

2.1 Authority Relative to this Agreement. Each of the Shareholders has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with its terms.

2.2 No Conflict.

(a) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Shareholder is a party or by which any such Shareholder or any Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3 Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Exhibit A.

ARTICLE 3

Additional Covenants

3.1 Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Civista, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4

Miscellaneous

4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Civista shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7 Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission (such as an email of a .pdf or scanned signature) shall have the same effect as original signatures.

4.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	CIVISTA BANCSHARES, INC.

By:
Name: Dennis G. Shaffer
Title: President and CEO

Exhibit A to Voting Agreement

Name	Common Shares

Total

A-6